Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-260597), Form S-3 (Nos. 333-269393 and 333-271240) and Form S-8 (Nos. 333-265427 and 333-272592) of Arena Group Holdings, Inc. (the Company) of our reports dated March 16, 2026, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025.

/s/ BDO USA, P.C.
Troy, Michigan
March 16, 2026